Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Actelis Networks, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	15,200,000	$0.3710	$5,639,200.00	0.0001381	$778.77

Total Offering Amounts:							$5,639,200.00		778.77
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$778.77

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Actelis Networks, Inc that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital market on October 2, 2025.

Consists of (i) 10,000,000 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to White Lion Capital LLC (“White Lion”), from time to time from and after the commencement date under the that certain common stock purchase agreement, dated September 27, 2025 (“ELOC Purchase Agreement”), and subject to applicable stock exchange rules, (ii) 1,200,000 shares of Common Stock issuable to White Lion as commitment shares under the ELOC Purchase Agreement (assuming a value of $0.625 per share, the closing price of our shares of Common Stock on the Nasdaq Capital Market on October 3, 2025), (iii) 871,766 shares of Common Stock issued pursuant to that certain securities purchase agreement, dated September 27, 2025 (the “PIPE Purchase Agreement”) with White Lion and (iv) 3,128,234 shares of Common Stock issuable upon exercise of Pre-Funded Warrants issued pursuant to the PIPE Purchase Agreement.